Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 File No. 333-271896 and 333-282532, on Forms S-8 File No. 333-267535, 333-271011, 333-278386, 333-290135 and 333-293086, and on Forms S-1 File No. 333-286889 and 333-291611 of our report dated March 30, 2026, with respect to the consolidated financial statements of Pasithea Therapeutics Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Hartford, CT

March 30, 2026